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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 20, 1997, except the eighth paragraph of
Note 3, as to which the date is March 25, 1997, in the Registration Statement (Form S-3, No. 333-00000) and related Prospectus of Hvide Marine Incorporated, for the registration of 5,750,000 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 1997, except the eighth paragraph of Note 3, as to which the date is March 25, 1997, with respect to the consolidated financial statements of Hvide Marine Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Miami, Florida
December 9, 1997